Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 18, 2012
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P5V4

Principal Amount (in Specified Currency): $500,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price:  100%
Initial Trade Date:  January 17, 2012
Original Issue Date:  January 20, 2012
Stated Maturity Date:  January 17, 2014

Initial Interest Rate: An interpolated LIBOR (as described below) determined on January 18, 2012 plus 0.40%, accruing from January 20, 2012 (short first coupon interpolated between 2 month and 3 month LIBOR)

Interest Payment Dates: The 17th of each January, April, July and October, commencing on April 17, 2012, and on the Stated Maturity Date

Net Proceeds to Issuer:  $499,638,400

Agents:	Morgan Stanley & Co. LLC (as successor-in-interest to Morgan Stanley & Co. Incorporated) (“Morgan Stanley”)
RBC Capital Markets, LLC (“RBC”)
Mizuho Securities USA Inc. (“Mizuho”)
Toyota Financial Services Securities USA Corporation (“TFSS USA”)

Morgan Stanley’s Discount or Commission:    0.06%
Morgan Stanley’s Capacity:
[   ]  Agent
[X]  Principal

RBC’s Discount or Commission:  0.06%
RBC’s Capacity:
[   ]  Agent
[X]  Principal

Mizuho’s Discount or Commission:  0.06%
Mizuho’s Capacity:
[   ]  Agent
[X]  Principal

TFSS USA’s Discount or Commission:  0.20%
TFSS USA’s Capacity:
[X]  Agent
[   ]  Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X]  Regular Floating Rate Note
[  ]   Inverse Floating Rate Note:
               Fixed Interest Rate:
[  ]   Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ]   Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ]   CD Rate
[  ]   CMS Rate
[  ]   CMT Rate
[  ]   Commercial Paper Rate
[  ]   Eleventh District Cost of Funds Rate
[  ]   Federal Funds Rate
[  ]   Federal Funds Open Rate
[X]  LIBOR
[  ]   Prime Rate
[  ]   Treasury Rate
[  ]   Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ]  T7051
[  ]  T7052

If LIBOR:
Designated LIBOR Page:     Reuters
Index Currency:   U.S. dollars

If CD Rate or LIBOR
Index Maturity:   3 month

Spread (+/-):     +0.40%
Spread Multiplier:   N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:    April 17, 2012
Interest Rate Reset Period:   Quarterly
Interest Reset Dates:   Each Interest Payment Date
Interest Rate Reset Cutoff Date:   N/A
Interest Determination Date:  The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ]  30/360
[X] Actual/360
[  ]  Actual/Actual

Business Day Convention
[  ]   Following
[X]  Modified Following, adjusted

Business Days:   New York and London

Redemption:   Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:   Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:    Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:   U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:	$1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 10, 2009, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley and TFSS USA, Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley $120,000,000 principal amount of the Notes (the “Morgan Stanley Notes”) at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated November 15, 2010 and the Appointment Agreement Confirmation dated January 17, 2012 (collectively, the “RBC Appointment Agreement”), between TMCC and RBC, RBC, acting as principal, has agreed to purchase and TMCC has agreed to sell to RBC $100,000,000 principal amount of the Notes (the “RBC Notes”) at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of an Appointment Agreement dated January 18, 2012 and the Appointment Agreement Confirmation dated January 18, 2012 (collectively, the “Mizuho Appointment Agreement”), between TMCC and Mizuho, Mizuho, acting as principal, has agreed to purchase and TMCC has agreed to sell to Mizuho $236,000,000 principal amount of the Notes (the “Mizuho Notes”) at 99.94% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.06% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, which is incorporated by reference into the RBC Appointment Agreement and the Mizuho Appointment Agreement, the obligations of Morgan Stanley, RBC and Mizuho to purchase the Morgan Stanley Notes, the RBC Notes and the Mizuho Notes, respectively, are several and not joint, and in the event of a default by any of Morgan Stanley, RBC or Mizuho, TMCC will issue the Notes to the other dealers only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Morgan Stanley, RBC and Mizuho is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $44,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.80% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.20% of such principal amount.  TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.